UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 31, 2012

FIRSTMERIT CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	0-10161	34-1339938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

III Cascade Plaza, 7th Floor, Akron, Ohio	44308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 996-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2012, Larry A. Shoff and FirstMerit Bank, N.A. (the “Bank”), the principal operating subsidiary of FirstMerit Corporation (the “Corporation”), agreed that, effective as of such date, Mr. Shoff would assume the role of interim Chief Information Officer (“CIO”) of the Bank and the Corporation. Also effective as of such date, Mr. Shoff will no longer serve as the Executive Vice President and Chief Information Officer (“CIO”) of the Bank and the Corporation. However, in order to provide an orderly transition, Mr. Shoff and the Bank entered into a Transition and Retirement Agreement, dated as of August 31, 2012 (the “Agreement”), pursuant to which Mr. Shoff has agreed to continue as an employee of the Bank, acting as the interim CIO, until the earlier of (a) the date that a new CIO is identified and installed and (b) March 1, 2013 (the “Transition Period”).

Under the terms of the Agreement, during the Transition Period, Mr. Shoff will continue to receive a semi-monthly base salary of approximately $12,400. Mr. Shoff will not, however, be entitled to receive any incentive compensation for either 2012 or 2013. Once Mr. Shoff ceases being an employee of the Bank, he will be entitled to receive eighteen semi-monthly payments of approximately $12,400. Additionally, if Mr. Shoff remains employed by the Bank until the end of the Transition Period, he will be entitled to receive a lump sum payment of $100,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTMERIT CORPORATION

By:	/s/ Terrence E. Bichsel
Name: Terrence E. Bichsel
Title:	Executive Vice President and Chief Financial Officer

Dated: August 31, 2012